Exhibit 10.81

PERPETUAL KYC SERVICES AGREEMENT

This Perpetual KYC Services Agreement (this “Agreement”) is entered into as of this 17th day of June, 2025, by and between:

Hub Cyber Security Ltd., a corporation duly organized and existing under the laws of Israel, with its principal place of business at 2 Kaplan Street, Tel Aviv 6473403, Israel (hereinafter: “Hub”), on the first hand;

AND

Kyrrex, a corporation duly organized and existing under the laws of Malta, with its principal place of business at ________________ (hereinafter: “Kyrrex”), on the second hand;

AND

[A Crypto Merchant], a corporation duly organized and existing under the laws of _________________, with its principal place of business at _______________ (hereinafter: the “Crypto Merchant”), on the third hand.

(Hub, Kyrrex, and the Crypto Merchant are hereinafter collectively referred to as the “Parties,” and each individually as a “Party”).

WHEREAS, Hub is a provider of end-to-end banking platforms with integrated and modular secured compliance tools and compliance management; and

WHEREAS, Kyrrex is a regulated crypto fiat ecosystem that provides a one-stop shop for bridging finance, payment, and trading operations with cryptocurrency on a single platform; and

WHEREAS, the Crypto Merchant operates a professional and secured cryptocurrency payment gateway; and

WHEREAS, Kyrrex and the Crypto Merchant (jointly, the “Customer”) desire to jointly and severally engage with Hub to provide Perpetual KYC (as defined below) services and potentially other related financial, banking, compliance and crypto services as may be requested by the Customer;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

1. DEFINITIONS

“Perpetual KYC” or “PKYC”: shall mean the continuous management, monitoring and verification of customer information to ensure ongoing compliance with applicable Know Your Customer (KYC) and Anti-Money Laundering (AML) regulations.

“Entity”: shall mean a single customer, client, or counterparty of the Customer or otherwise, subject to PKYC or Automated Risk Scoring (as defined below) services.

“Horizon Scanning”: shall mean the proactive identification and analysis of emerging risks, trends, and regulatory changes relevant to each Entities’ respective business or individual operations.

“Automated Risk Scoring”: shall mean the automated assessment and assignment of various risk scores to Entities based on predefined criteria and advanced data analysis.

“Additional Fetchers to Data Sources”: shall mean the integration and retrieval of data from supplementary external data sources beyond the standard PKYC services offering.

2. COMPANY DESCRIPTION - HUB CYBER SECURITY LTD.

Hub provides end-to-end banking platforms that combine core banking with integrated and modular secured compliance tools and compliance management. Hub’s secured data fabric delivers real-time, secured access to unified data, while AI-powered automation tools streamline KYC/AML, transaction monitoring, and regulatory reporting. Designed for fast deployment and scalability, Hub’s platform reduces costs, accelerates time-to-market, and adapts to evolving regulations. Hub empowers financial institutions to modernize operations, enhance customer experiences, meet all applicable regulatory requirements and maintain compliance efficiently and securely.

3. SERVICES AND PRICING

Hub shall provide the following services to the Customer in accordance with the terms set forth herein:

3.1. Core Service: Perpetual KYC (PKYC)

Description: Hub will deliver Perpetual KYC services, consisting of continuous management, monitoring and verification for Entities designated by the Customer.

Pricing: Twenty United States Dollars ($20) per Entity per year of PKYC, payable on a monthly basis, with payment made each month for the PKYC services to the Entities during the previous month.

Effective Date: The PKYC service will commence on July 1st, 2025, with the first payment becoming due in August 2025.

3.2. Optional Services

The Customer may expand its request for services from Hub to include the following, subject to mutual agreement and activation terms:

Horizon Scanning

o	Description: Proactive identification and analysis of emerging risks, trends, and regulatory changes relevant to each Entities’ respective business or individual operations.

o	Pricing: Five Thousand United States Dollars ($5,000) per month of Horizon Scanning services per geographical area (to be defined by Hub), payable on a monthly basis, with payment made each month for the Horizon Scanning services to the Entities during the previous month.

Automated Risk Scoring

o	Description: Automated assessment and assignment of various risk scores to Entities based on predefined criteria and advanced data analysis.

o	Pricing: Twenty United States Dollars ($20) per Entity per year of ARS services payable on a monthly basis, with payment made each month for the ARS services to the Entities during the previous month.

Additional Fetchers to Data Sources

o	Description: Integration and retrieval of data from supplementary external data sources beyond the standard PKYC services offering, as may be requested by the Customer.

o	Pricing: Five Hundred United States Dollars ($500) per month of Additional Fetchers services, payable on a monthly basis, with payment made each month for the Additional Fetchers services during the previous month.

Support for the Merger

o	Description: Support for the merger between Kyrrex and the Crypto Merchant, as detailed in the Annex A to this agreement.

o	Pricing: to be agreed between the Customer and Hub upon the request of such services by the Customer.

4. PAYMENT TERMS

4.1. Invoices for the Perpetual KYC services will be issued to the Customer monthly, according to the number of Entities serviced in the previous month.

4.2. Invoices for optional services (i.e. Horizon Scanning, Automated Risk Scoring, Additional Fetchers to Data Sources and Support for the Merger) will be issued monthly in arrears for the respective services provided by Hub during the previous month.

4.3. Payment terms are Net 30 days from the date of invoice.

4.4. All fees due to Hub hereunder are exclusive of any taxes, duties, or levies imposed by any governmental authority, tax authority or regulator, which shall be the responsibility of the Customer.

4.5. Delay in Payment: Any amount not paid by the due date shall be subject to a late payment charge at the rate of 5% per month or the maximum rate permitted by law, whichever is lower, calculated from the due date until the date of full payment. Hub reserves the right to suspend services if payments are delayed beyond 30 days from the due date, until all outstanding amounts are settled.

5. TERM AND TERMINATION

5.1. This Agreement shall commence upon signing and shall continue for an initial term of two (2) years (the “Initial Term”), unless terminated earlier in accordance with the terms herein.

5.2. Upon expiration of the Initial Term, this Agreement shall automatically renew for successive one (1) year periods (each, a “Renewal Term”), unless either Party provides written notice of non-renewal to the other Parties at least ninety (90) days prior to the end of the then-current term.

5.3. Either Party may terminate this Agreement immediately upon written notice if another Party materially breaches any provision of this Agreement and fails to cure such breach within thirty (30) days after receiving written notice thereof. Failure to pay for any of the services hereunder shall be considered a material breach of this Agreement and shall be cured within thirty (30) days. Upon termination of this Agreement for any reason, Hub shall no longer be obligated to provide the services to the Customer.

6. CONFIDENTIALITY

All Parties agree to keep confidential all non-public information obtained from the other Parties during the course of this Agreement. This obligation shall survive the termination of this Agreement.

7. INTELLECTUAL PROPERTY RIGHTS & SUBCONTRACTORS

7.1 Hub will always and at all times retain all rights, title and interests in any Intellectual Property Rights owned by Hub, whether or not used in the implementation of the services, both pre-existing prior to this Agreement and/or developed separate to this Agreement, as well as any Intellectual Property Rights used in providing the services pursuant to this Agreement, including the ideas, methods, analytical techniques and models, software proprietary applications, source codes, methodologies, algorithms and other know-how owned or developed by Hub before, during or after the provision of the services. For the avoidance of doubt, the Customer will not have any claim to any of Hub’s Intellectual Property Rights, including but not limited to those related to or implemented in the services.

7.2 Hub may engage subcontractors for the provision of all or parts of the services detailed hereunder. The Subcontractors shall be deemed approved by the Customer and shall be under the management, supervision and responsibility of Hub.

7. LIMITATION OF LIABILITY

Hub’s maximum aggregate liability to the Customer for losses or damages suffered in respect of any and all claims that arise from a single event or a series of connected events arising from the same circumstances will be limited to 50% of the total Fees invoiced and actually paid by the Customer to Hub under the relevant services giving rise to the claim.

With the exception of any failure by the Customer to pay the Fees in accordance with the terms of this Agreement, neither Party will, in an action based on breach of contract, be liable to the other for (i) loss of profit; or (ii) consequential, indirect or special damages, arising from a breach of this Agreement (even if advised of the possibility of such losses arising).

8. GOVERNING LAW AND DISPUTE RESOLUTION

This Agreement is governed by and construed in accordance with the laws of England, without regard to its choice of law provisions, and the Parties submit to the exclusive jurisdiction of the courts of London, England with regards to any disputes hereunder which cannot be amicably resolved between the Parties.

9. ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, proposals, or representations, written or oral, with regards to the subject matter hereof.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

HUB CYBER SECURITY LTD.

/s/ Noah Hershcoviz and Lior Davidsohn
By:	Noah Hershcoviz and Lior Davidsohn
Titles:	CEO and CFO

KYRREX

/s/ Viktor Kochetov
By:	Viktor kochetov
Title:	Director

[The Crypto Merchant]

By:
Title:

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